Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Liz Morali	Marc Musgrove
	Investor Relations	Media Relations
	lmorali@micron.com	mmusgrove@micron.com
	(208) 363-2231	(208) 363-2405

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2017

BOISE, Idaho, March 23, 2017 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its second quarter of fiscal 2017, which ended March 2, 2017. Revenues for the second quarter of fiscal 2017 were $4.65 billion and were 17 percent higher compared to the first quarter of fiscal 2017 and 58 percent higher compared to the second quarter of fiscal 2016.

"Strong demand and limited industry supply for NAND and DRAM solutions, combined with significant progress on our cost reduction plan, produced excellent results for our second quarter," said Micron CEO Mark Durcan. "I'm proud of the team's execution on critical technology and operational initiatives, which will allow us to continue to capitalize on market trends."

GAAP Income and Per Share Data – On a GAAP(1) basis, gross margin was 36.7 percent and net income attributable to Micron shareholders was $894 million, or $0.77 per diluted share, for the second quarter of fiscal 2017 compared to gross margin of 25.5 percent and net income of $180 million, or $0.16 per diluted share, for the first quarter of fiscal 2017 and gross margin of 19.7 percent and a net loss of $97 million, or ($0.09) per diluted share, for the second quarter of fiscal 2016.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, gross margin was 38.5 percent and net income attributable to Micron shareholders was $1.03 billion, or $0.90 per diluted share, for the second quarter of fiscal 2017 compared to gross margin of 26.0 percent and net income of $335 million, or $0.32 per diluted share, for the first quarter of fiscal 2017 and gross margin of 20.4 percent and net income of $12 million, or $0.01 per diluted share, for the second quarter of fiscal 2016. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

The increase in the company's revenues of 17 percent for the second quarter of fiscal 2017 compared to the first quarter of fiscal 2017 was due primarily to a 21 percent increase in DRAM average selling prices and an 18 percent increase in trade NAND sales volumes. The company's overall consolidated GAAP gross margin of 36.7 percent for the second quarter of fiscal 2017 was 11.2 percentage points higher compared to the first quarter of fiscal 2017 primarily due to increases in DRAM average selling prices and manufacturing cost reductions for both NAND and DRAM.

Investments in capital expenditures, net of amounts funded by partners, were $1.17 billion for the second quarter of fiscal 2017. The company ended the second quarter of fiscal 2017 with cash, marketable investments, and restricted cash of $4.58 billion.

The company will host a conference call Thursday, March 23, 2017 at 2:30 p.m. MT to discuss its financial results. The call, audio, and slides will be available online at http://edge.media-server.com/m/p/vuwo88xr. A webcast replay will be available on the company's website until March 23, 2018. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 77440341) beginning at 5:30 p.m. MT, Thursday, March 23, 2017 and continuing through Friday, March 31, 2017. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.

Micron Technology is a world leader in innovative memory solutions. Through the company's global brands – Micron®, Crucial®, Lexar®, and Ballistix® – the company's broad portfolio of high-performance memory technologies, including DRAM, NAND, NOR Flash, and 3D XPoint™ memory, is transforming how the world uses information. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, data center, mobile, embedded, and automotive applications. Micron's common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

The Micron logo and Micron symbol are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the company's strategic position and financial results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents the company files with the Securities and Exchange Commission, specifically its most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the company's actual results to differ materially from those contained in its forward-looking statements. These certain factors can be found at http://www.micron.com/certainfactors. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The company is under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions and from the exclusion of stock-based compensation. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	March 2, 2017	December 1, 2016	March 3, 2016	March 2, 2017	March 3, 2016
Net sales	$4,648	$3,970	$2,934	$8,618	$6,284
Cost of goods sold	2,944	2,959	2,355	5,903	4,856
Gross margin	1,704	1,011	579	2,715	1,428
Selling, general, and administrative	187	159	175	346	354
Research and development	473	470	403	943	824
Restructure and asset impairments (1)	4	29	1	33	16
Other operating (income) expense, net	(4)	(6)	5	(10)	7
Operating income (loss)	1,044	359	(5)	1,403	227
Interest income (expense), net (2)	(153)	(132)	(85)	(285)	(170)
Other non-operating income (expense), net	34	(14)	(6)	20	(10)
Income tax (provision) benefit (3)	(38)	(31)	(5)	(69)	(1)
Equity in net income (loss) of equity method investees	7	(2)	5	5	64
Net (income) attributable to noncontrolling interests	—	—	(1)	—	(1)
Net income (loss) attributable to Micron	$894	$180	$(97)	$1,074	$109

Earnings (loss) per share
Basic	$0.81	$0.17	$(0.09)	$1.00	$0.11
Diluted	0.77	0.16	(0.09)	0.95	0.10

Number of shares used in per share calculations
Basic	1,099	1,040	1,036	1,070	1,035
Diluted	1,160	1,091	1,036	1,125	1,072

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	March 2, 2017	December 1, 2016	September 1, 2016
Cash and short-term investments	$3,898	$4,169	$4,398
Receivables	2,891	2,453	2,068
Inventories	3,000	2,750	2,889
Total current assets	9,945	9,504	9,495
Long-term marketable investments	589	155	414
Property, plant, and equipment, net	19,098	15,321	14,686
Total assets	32,355	27,836	27,540

Accounts payable and accrued expenses	3,801	4,155	3,879
Current debt (2)	1,117	1,155	756
Total current liabilities	5,207	5,546	4,835
Long-term debt (2)	11,308	8,490	9,154

Total Micron shareholders' equity (4)	14,287	12,320	12,080
Noncontrolling interests in subsidiaries	848	848	848
Total equity	15,135	13,168	12,928

	Six Months Ended
	March 2, 2017	March 3, 2016
Net cash provided by operating activities	$2,543	$1,883
Net cash provided by (used for) investing activities	(5,366)	(1,026)
Net cash provided by (used for) financing activities	2,341	(68)

Depreciation and amortization	1,837	1,575
Acquisition of Inotera	(2,634)	—
Investments in capital expenditures	(2,461)	(2,223)
Proceeds from issuance of debt and equipment sale-leaseback transactions	2,961	598
Repayments of debt	(556)	(519)

Inotera Acquisition

On December 6, 2016, the company acquired the remaining 67% interest in Inotera Memories, Inc. ("Inotera") and began consolidating Inotera's operating results. Cash paid for the Inotera acquisition was funded, in part, with proceeds from the 2021 MSTW Term Loan (defined below) and the sale of shares of the company's common stock to Nanya (the "Micron Shares"). Inotera manufactures DRAM products at its 300mm wafer fabrication facility in Taoyuan City, Taiwan, and sold such products exclusively to the company through supply agreements.

The aggregate fair value of consideration consisted of $3.11 billion of cash, $995 million for the fair value of the Micron Shares exchanged for Inotera shares, and $1.44 billion for the fair value of the company's previously-held equity interest in Inotera, net of $361 million for payments attributed to intercompany balances with Inotera. The provisional fair values of assets and liabilities acquired include, among other items, cash of $118 million; inventories of $285 million; property, plant, and equipment of $3.78 billion; goodwill of $1.09 billion; and accounts payable and accrued expenses of ($232) million, and could change as additional information becomes available. In connection with the acquisition, the company revalued its 33% interest in Inotera from its carrying value to its fair value and recognized a non-operating gain of $71 million in the second quarter of 2017.

(1)
In the fourth quarter of fiscal 2016, the company initiated a restructure plan in response to business conditions and the need to accelerate focus on its key priorities. As a result, the company incurred charges of $33 million in the first six months of fiscal 2017 and $58 million in the fourth quarter of fiscal 2016 and does not expect to incur additional material charges.

(2)
In connection with the Inotera acquisition, on December 6, 2016, the company drew $2.5 billion under a collateralized, five-year term loan that bears interest at a variable rate equal to the three-month or six-month TAIBOR, at the company's option, plus a margin of 2.05% per annum, payable monthly in arrears (the "2021 MSTW Term Loan"). Principal under the 2021 MSTW Term Loan is payable in six equal semi-annual installments, commencing in June 2019. The 2021 MSTW Term Loan is denominated in New Taiwan dollars.

On November 18, 2016, the company entered into a five-year variable-rate facility agreement to obtain up to $800 million of financing, collateralized by certain production equipment. On December 2, 2016, the company drew $450 million under the facility and may utilize the remaining facility in multiple draws until June 10, 2017. Interest is payable quarterly at a rate equal to the three-month LIBOR plus 2.4% per annum. Principal is payable in 16 equal quarterly installments beginning in March 2018.

(3) Income tax (provision) benefit consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	March 2, 2017	December 1, 2016	March 3, 2016	March 2, 2017	March 3, 2016
Utilization of and other changes in net deferred tax assets of MMJ, MMT, and Inotera	$(8)	$(13)	$(10)	$(21)	$(32)
U.S. valuation allowance release resulting from business acquisition	—	—	—	—	41
Other income tax (provision) benefit, primarily other non-U.S. operations	(30)	(18)	5	(48)	(10)
	$(38)	$(31)	$(5)	$(69)	$(1)

The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The (provision) benefit for taxes on U.S. operations for fiscal 2017 and 2016 was substantially offset by changes in the valuation allowance.

(4) In connection with the company's acquisition of Inotera, in the second quarter of 2017, the company sold 58 million shares of its common stock to Nanya for $986 million, of which 54 million were issued from treasury stock. As a result, treasury stock decreased by $1.03 billion, which resulted in a decrease in retained earnings of $104 million for the difference between the carrying value of the treasury stock and its $925 million fair value. These shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and are subject to certain restrictions on transfers.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.
	March 2, 2017	December 1, 2016	March 3, 2016
GAAP net income (loss) attributable to Micron	$894	$180	$(97)
Non-GAAP adjustments:
Flow-through of Inotera inventory step up	60	—	—
Stock-based compensation	55	46	55
Inotera acquisition costs	12	1	—
Restructure and asset impairments	4	45	1
Amortization of debt discount and other costs	31	32	31
(Gain) loss from changes in currency exchange rates	28	12	5
(Gain) loss from business acquisition activities	(71)	—	—
Other	11	5	4
Estimated tax effects of above and non-cash changes in deferred taxes	7	14	13
Total non-GAAP adjustments	137	155	109
Non-GAAP net income attributable to Micron	$1,031	$335	$12

Number of shares used in diluted per share calculations:
GAAP	1,160	1,091	1,036
Effect of capped calls and other adjustments	(14)	(29)	12
Non-GAAP	1,146	1,062	1,048

Diluted earnings (loss) per share:
GAAP	$0.77	$0.16	$(0.09)
Effects of above	0.13	0.16	0.10
Non-GAAP	$0.90	$0.32	$0.01

	2nd Qtr.		1st Qtr.		2nd Qtr.
	March 2, 2017		December 1, 2016		March 3, 2016
Net sales	$4,648		$3,970		$2,934
Cost of goods sold	2,944		2,959		2,355
GAAP gross margin	1,704	36.7%	1,011	25.5%	579	19.7%

Non-GAAP adjustments:
Flow-through of Inotera inventory step up	60		—		—
Stock-based compensation	23		19		19
Other	2		2		2
Total non-GAAP adjustments	85		21		21
Non-GAAP gross margin	$1,789	38.5%	$1,032	26.0%	$600	20.4%

The tables above set forth non-GAAP net income (loss) attributable to Micron, diluted shares, diluted earnings (loss) per share, and gross margin. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The company believes these non-GAAP financial measures increase transparency by providing investors with useful supplemental information about the financial performance of its business, enabling enhanced comparison of its operating results between periods and with peer companies. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies. In the first quarter of fiscal 2017, the company began excluding stock-based compensation and amortization of acquisition-related intangible assets from non-GAAP results. Comparative periods have been restated.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Flow-through of Inotera inventory step up;

•	Stock-based compensation;

•	Inotera acquisition costs;

•	Restructure and asset impairments, including charges to impair equity method investments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ installment debt;

•	(Gain) loss from changes in currency exchange rates;

•	(Gain) loss from business acquisition activities;

•	Amortization of acquisition-related intangible assets; and

•	Estimated tax effects of above and non-cash changes in deferred taxes.

The company's outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes. In periods with non-GAAP income attributable to Micron, non-GAAP diluted shares include the impact of the capped calls, based on the average share price for the period that the capped calls are outstanding. Non-GAAP shares are also adjusted for the offsetting impact of additional shares resulting from the exclusion of stock-based compensation from non-GAAP income. In addition, in periods with a GAAP loss and non-GAAP income, non-GAAP diluted shares also includes the dilutive effect of equity plans and convertible notes as such amounts would not be included in the corresponding determination of GAAP diluted shares.